                           SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

     [_] Preliminary Proxy Statement
     [_] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [_] Definitive Additional Materials
     [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Marshall & Ilsley Corporation
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:



         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


     [_] Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:


         2) Form, Schedule or Registration Statement No.:


         3) Filing Party:


         4) Date Filed:

                         MARSHALL & ILSLEY CORPORATION
                            770 NORTH WATER STREET
                          MILWAUKEE, WISCONSIN 53202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 22, 1997

To the Shareholders of Marshall & Ilsley Corporation:

  The 1997 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the M&I Marshall & Ilsley Bank, 770 North Water Street, Milwaukee, Wisconsin, on Tuesday, April 22, 1997 at 10:00 a.m., local time, for the following purposes:

  (1) To elect seven Directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified;

  (2) To approve the Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan;

  (3) To approve the Marshall & Ilsley Corporation Annual Executive Incentive Compensation Plan; and

  (4) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

  Shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the Annual Meeting.

  HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Secretary

March 7, 1997

                         MARSHALL & ILSLEY CORPORATION
                            770 NORTH WATER STREET
                          MILWAUKEE, WISCONSIN 53202
                                 MARCH 7, 1997

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 1997 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class I Directors, each of whom will hold office until April 2000, and with respect to each Director, until his successor is elected and qualified. The Company's shareholders also will be asked to approve the Company's 1997 Executive Stock Option and Restricted Stock Plan (the "1997 Stock Option Plan") and the Company's Annual Executive Incentive Compensation Plan (the "Incentive Plan").

  The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on March 7, 1997.

  Each shareholder of record at the close of business on February 28, 1997 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of February 28, 1997, the Company had outstanding 88,921,199 shares of Common Stock and 517,129 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

  Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

  The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by The First National Bank of Boston, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by The First National Bank of Boston for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is included with this Proxy Statement.

  UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS I DIRECTOR AND FOR APPROVAL OF THE 1997 STOCK OPTION PLAN AND FOR APPROVAL OF THE INCENTIVE PLAN. ABSTENTIONS AND BROKER NON-VOTES (I.E., PROXIES FROM BROKERS OR NOMINEES INDICATING THAT SUCH PERSONS HAVE NOT RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNERS TO VOTE SHARES AS TO A MATTER WITH RESPECT TO WHICH THE BROKERS OR NOMINEES DO NOT HAVE DISCRETIONARY POWER TO VOTE) WILL BE TREATED AS PRESENT FOR PURPOSES OF DETERMINING A QUORUM. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SEVEN DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE

NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE 1997 STOCK OPTION PLAN AND THE INCENTIVE PLAN. ABSTENTIONS WILL HAVE THE EFFECT OF VOTES AGAINST THE PROPOSAL TO APPROVE THE 1997 STOCK OPTION PLAN AND THE INCENTIVE PLAN AND BROKER NON-VOTES WILL NOT BE COUNTED AS SHARES ENTITLED TO VOTE ON THE PROPOSALS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists as of February 28, 1997 information regarding the beneficial ownership of shares of Common Stock by each director and named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of Common Stock and all directors and executive officers of the Company as a group:

          NAME AND ADDRESS            AMOUNT OF NATURE OF
        OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
        -------------------         -----------------------   ----------------
    Marshall & Ilsley Trust               10,602,035(2)            11.92%(2)
     Company
     1000 North Water Street
     Milwaukee, WI 53202
    The Northwestern Mutual Life           8,665,374(3)             8.97%
     Insurance Company
     720 East Wisconsin Avenue
     Milwaukee, WI 53202
    Richard A. Abdoo                           5,600(4)              *
    Oscar C. Boldt                            95,161(5)              *
    J.P. Bolduc                               10,000(6)              *
    Wendell F. Bueche                         15,500(4)              *
    Jon F. Chait                              55,987(7)              *
    J.L. Delgadillo                           48,004(8)              *
    Glenn A. Francke                         200,283(6)              *
    G.H. Gunnlaugsson                        282,337(9)              *
    Burleigh E. Jacobs                        48,500(6)              *
    Jack F. Kellner                          495,702                 *
    James F. Kress                            20,500(6)              *
    D.J. Kuester                             435,420(10)             *
    Edward L. Meyer, Jr.                      23,696(11)             *
    Don R. O'Hare                             11,100(7)              *
    San W. Orr, Jr.                          254,337(12)             *
    P. M. Platten, III                       406,427(13)             *
    J.A. Puelicher                           483,156(14)             *
    Stuart W. Tisdale                         11,280(7)              *
    J.B. Wigdale                             644,510(15)             *
    James O. Wright                           11,220(16)             *
    Gus A. Zuehlke                           151,560(17)             *

  All directors and executive officers of the Company as a group (26 persons, including the above) own 4,140,344 shares of Common Stock or 4.66% of the total Common Stock outstanding.(18)

--------
*less than 1%
 (1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.

 (2) This information is based on Amendment No. 16 to Schedule 13-G dated February 14, 1997. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 689,802 shares (less than 1%) shared voting power as to 5,706,616 shares (approximately 6.4%), sole investment power as to 3,912,695 shares (approximately 4.4%), and shared investment power as to 6,693,055 shares (approximately 7.5%). The amount and percentage of shares beneficially owned, and the amount of shares as to which the Trust Company has shared voting or investment power, include 5,594,537 shares held by the Trust Company as to which it disclaims beneficial ownership. The Company owns all of the issued and outstanding capital stock of the Trust Company.
 (3) This information is based on Amendment No. 9 to Schedule 13-G dated February 4, 1997. Of the shares held, 1,922,115 shares of Common Stock may be acquired upon conversion of the Company's 8 1/2% Convertible Subordinated Notes Due 1997 (the "Notes") held by The Northwestern Mutual Life Insurance Company ("NML"). NML also holds 988,188 shares of Common Stock and 517,129 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 5,755,071 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (together with the Notes, the "Securities") at such prices as may be agreed upon by the parties from time to time. Pursuant to the Investment Agreement, on December 31, 1985, NML purchased $50 million in principal amount of the Notes. On May 26, 1994, NML surrendered $16,363,000 in principal amount of the Notes in exchange for 1,870,057 shares of Common Stock which were exchanged for 163,630 shares of Preferred Stock. On April 1, 1996, NML surrendered $16,818,500 principal amount of the Notes in exchange for 1,922,114 shares of Common Stock which were exchanged for 168,185 shares of Preferred Stock. The Notes are callable by the Company at par. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.
 (4) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
 (5) Includes 32,854 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership and 22,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
 (6) Includes 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
 (7) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
 (8) Includes 27,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
 (9) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 178,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(10) Includes 5,400 shares as to which Mr. Kuester exercises sole voting power, and 271,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.

(11) Includes 1,315 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership and 20,400 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(12) Includes 235,398 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(13) Includes 5,443 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 189,409 shares as to which Mr. Platten exercises sole voting power and 100,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(14) Includes 113,556 shares as to which Mr. Puelicher exercises sole voting power.
(15) Includes 11,550 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 326,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(16) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997 and 500 shares owned by Badger Meter Foundation as to which Mr. Wright disclaims beneficial ownership.
(17) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.
(18) Includes 40,700 shares of restricted stock as to which the holders exercise sole voting power and 1,243,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 28, 1997.

                             ELECTION OF DIRECTORS

  The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect seven Class I Directors to serve until the Company's 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class I Director's term expires at the 1997 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class II and Class III Directors.

                        NOMINEES STANDING FOR ELECTION

                                       PRINCIPAL OCCUPATION
       NAME                              AND DIRECTORSHIPS
       ----                            --------------------
               Class I Directors (terms expiring in April 1997)
 Richard A. Abdoo  Chairman of the Board, President and Chief Executive
  Age 53            Officer, Wisconsin Energy Corporation, a holding company
                    with subsidiaries in utility and nonutility businesses. A
                    director of Sundstrand Corporation and United Wisconsin
                    Services, Inc. A Director since July 1994.
 Wendell F. Bueche Chairman since August 1994, President, February 1993 to
  Age 66            August 1994, Chief Executive Officer and Director, February
                    1993 to present, IMC Global, Inc. Also a director of WICOR,
                    Inc. A Director since 1983.
 G.H. Gunnlaugsson Executive Vice President and Chief Financial Officer of the
  Age 52            Company since 1987; Vice President of M&I Marshall & Ilsley
                    Bank since 1976; Director, M&I Data Services. A Director
                    since February 1994.
 Jack F. Kellner   Retired; Chairman of the Board from July 1991 to September
  Age 80            1994, President, Chief Executive Officer and Director until
                    July 1991, Western Industries, Inc., a manufacturer of
                    metal stampings and sheet metal fabrication. A Director
                    since 1976.

                                         PRINCIPAL OCCUPATION
         NAME                             AND DIRECTORSHIPS
         ----                            --------------------
                Class I Directors (terms expiring in April 1997)
 P. M. Platten, III   Vice Chairman of the Board of the Company since May 1994;
  Age 57               President and Chief Executive Officer, January 1989 to
                       May 1994, Valley Bancorporation. A Director since May
                       1994.
 J.B. Wigdale         Chairman of the Board of the Company from December 1992
  Age 60               to present, Chief Executive Officer of the Company from
                       October 1992 to present, Vice Chairman of the Board of
                       the Company from December 1988 to December 1992;
                       Chairman of the Board, January 1989 to present, Chief
                       Executive Officer, September 1987 to present, of M&I
                       Marshall & Ilsley Bank. A Director since 1988.
 James O. Wright      Chairman of the Board and Director, Badger Meter, Inc., a
  Age 76               manufacturer of products using flow measurement
                       technology serving utility, industrial and commercial
                       markets. A Director since 1960.

                              CONTINUING DIRECTORS

                                         PRINCIPAL OCCUPATION
         NAME                             AND DIRECTORSHIPS
         ----                            --------------------
                 Class II Directors (terms expiring April 1998)
 Jon F. Chait         Executive Vice President, Secretary and Director, August
  Age 46               1991 to present, Managing Director--International
                       Operations, 1995 to present, Chief Financial Officer,
                       August 1993 to 1995, Manpower Inc. and Executive Vice
                       President, September 1989 to present, Manpower
                       International Inc., a provider of temporary employment
                       services. A Director since 1990.
 D.J. Kuester         President of the Company since 1987; President and
  Age 55               Director since January, 1989, M&I Marshall & Ilsley
                       Bank; Chairman of the Board, Chief Executive Officer and
                       Director, M&I Data Services. Also a director of Modine
                       Manufacturing Company. A Director since February 1994.
 Edward L. Meyer, Jr. President, Anamax Corporation, a processor of hides and
  Age 59               manufacturer of tallow. A Director since May 1994.
 Don R. O'Hare        Chairman of Board, September 1994 to present, Chief
  Age 74               Executive Officer, September 1994 to October 1995,
                       Chairman of the Board, January 1989 to August 1991, and
                       Director, Sundstrand Corporation, a manufacturer of
                       aerospace and industrial products; consultant to
                       Sundstrand Corporation, August 1991 to September 1994.
                       Also a director of Sauer, Inc. A Director since 1977.
 San W. Orr, Jr.      Attorney, Estates of A.P. Woodson & Family; Chairman of
  Age 55               the Board and Director, Mosinee Paper Corporation and
                       Wausau Paper Mills Company. Also a Director of MDU
                       Resources Group, Inc. A Director since July 1994.
 J.A. Puelicher       Retired; Chairman of the Board and Chief Executive
  Age 76               Officer of the Company from April 1981 to December 1992.
                       Also a director of Sundstrand Corporation. A Director
                       since 1959.
 Stuart W. Tisdale    Retired; Chairman of the Board and Chief Executive
  Age 68               Officer, August 1992 to February 1994, President and
                       Chief Executive Officer, April 1986 to August 1992, and
                       Director, WICOR, Inc. A Director of Modine Manufacturing
                       Company and Twin Disc, Inc. A Director since 1986.

                                        PRINCIPAL OCCUPATION
        NAME                             AND DIRECTORSHIPS
        ----                            --------------------
                Class III Directors (terms expiring April 1999)
 Oscar C. Boldt     Chairman, The Boldt Group, Inc., subsidiaries in general
  Age 72             contracting, development and related businesses. A
                     Director since May 1994.
 J.P. Bolduc        Chairman and Chief Executive Officer of JPB Enterprises,
  Age 57             Inc., a diversified holding company with interests in the
                     food, beverage, real estate, retail and manufacturing
                     industries, since March 1995. Director from 1986 through
                     March 1995, President and Chief Executive Officer, January
                     1993 to March 1995, President and Chief Operating Officer,
                     August 1990 to January 1993, W.R. Grace & Co. Also a
                     director of Sundstrand Corporation, Newmont Mining
                     Corporation, Brothers Gourmet Coffees, Inc. and Unisys
                     Corporation. A Director since 1987.
 Glenn A. Francke   Retired; Chairman of the Board, 1971 through January 1987,
  Age 75             M&I Northern Bank, a subsidiary of the Company. A Director since 1960.
 Burleigh E. Jacobs Chairman of the Board and Director, Grede Foundries, Inc.,
  Age 77             a manufacturer of grey and ductile iron, steel, and
                     alloyed castings. A Director since 1967.
 James F. Kress     Chairman, Green Bay Packaging, Inc., a manufacturer of
  Age 67             corrugated and packaging materials. A Director since 1986.
 Gus A. Zuehlke     Chairman, Valley Bancorporation until May 1994; Chairman,
  Age 75             Valley Bank, Appleton, Wisconsin, until May 1994. A
                     Director since May 1994.

  The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment and Nominating Committees. The Board of Directors held seven meetings in 1996. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served.

  The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's nonqualified compensation plans, including the Executive Stock Option Plans and the 1994 Long-Term Incentive Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held two meetings in 1996. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

  The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1996.

  The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held three meetings in 1996.

  The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held no meetings in 1996.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

  Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1996, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, by the Company and its significant subsidiaries represented 11.3% of shareholders equity at December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                  ANNUAL COMPENSATION      COMPENSATION AWARDS
                                  -------------------- ----------------------------
                                                        RESTRICTED    SECURITIES
                                                          STOCK       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  BONUS($)  AWARDS($)(1) OPTIONS/SARS(#) COMPENSATION($)(2)
---------------------------  ---- ---------- --------- ------------ --------------- ------------------
J.B. Wigdale.............    1996 $ 580,000  $ 370,000         0         30,000          $487,679
 Chairman of the Board       1995   550,000    275,000         0         30,000           243,324
 and Chief Executive
  Officer                    1994   550,000    225,000         0         56,000           194,812
D.J. Kuester.............    1996   500,000    278,259         0         26,000           258,856
 President                   1995   475,000    217,920         0         26,000           167,957
                             1994   475,000    177,601         0         48,000           133,521
G.H. Gunnlaugsson........    1996   345,000    272,643         0         18,000           156,383
 Executive Vice President    1995   325,000    207,370         0         18,000           100,761
 and Chief Financial
  Officer                    1994   325,000    177,136         0         34,000            76,594
P.M. Platten, III(3).....    1996   354,167    114,600         0              0            56,713
 Vice Chairman of the
  Board                      1995   475,000    215,000         0              0            51,413
                             1994   277,083    102,100         0        100,000            22,166
J.L. Delgadillo..........    1996   270,000    140,000         0          8,000            43,292
 Senior Vice President       1995   250,000    130,000         0          8,000            35,963
                             1994   220,000    120,000    91,250         14,000            20,600

--------
(1) As of December 31, 1996, the following individuals have unreleased Key Restricted Stock: Mr. Wigdale, 12,000 shares valued at $411,504; Mr. Kuester, 9,000 shares valued at $308,628; Mr. Gunnlaugsson, 6,000 shares valued at $205,752; and Mr. Delgadillo, 5,900 shares valued at $198,988. Values were arrived at using a December 31, 1996 closing market price of $34.625 per share less consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.
(2) Includes $4,500 for each individual paid by M&I under a 401(k) Thrift Plan for 1996. Includes $12,000 for each individual paid by M&I under the Retirement Growth Plan for 1996. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 1996: J.B. Wigdale--$13,842; D.J. Kuester--$7,506; G.H. Gunnlaugsson--$6,999; P.M. Platten--$0; and J.L. Delgadillo--$0. Includes the following amounts earned on compensation paid in 1996 by M&I under the Supplementary Retirement Benefits Plan: J.B. Wigdale--$56,400; D.J. Kuester--$45,200;

   G.H. Gunnlaugsson--$32,000; P.M. Platten--$33,533; and J.L. Delgadillo-- $20,000. Includes the following above-market amounts accrued by M&I on account balances under the Supplementary Retirement Benefits Plan (such amounts were calculated on a basis consistent with the provisions of the Plan, which provided for indexing the earnings rate to the Max Cap Fund of the M&I Retirement Growth Plan, but not less than 6%): J.B. Wigdale-- $60,695; D.J. Kuester--$41,440; G.H. Gunnlaugsson--$22,781; P.M. Platten--
   $6,680; and J.L. Delgadillo--$6,792. Also includes the following amounts accrued by M&I under the Nonqualified Supplemental Retirement Plan for 1996: J.B. Wigdale--$340,242; D.J. Kuester--$148,210; G.H. Gunnlaugsson--
   $78,103; P.M. Platten--$0; and J.L. Delgadillo--$0.
(3) M&I employee as of June 1, 1994. Salary and bonus paid in 1994 were prorated amounts of $475,000 and $175,000, respectively. In 1996, Mr. Platten advised the Company of his intention to retire effective May 31, 1997. He also requested his current duties be reduced effective June 1, 1996 in order to devote a portion of his time to other business and personal interests. His compensation was adjusted accordingly for that portion of the year.

  The following table provides information on options granted to the named executive officers during 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                           NUMBER OF     % OF TOTAL
                           SECURITIES   OPTIONS/SARS
                           UNDERLYING    GRANTED TO  EXERCISE OR             GRANT DATE
                          OPTIONS/SARS  EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
          NAME           GRANTED (#)(1) FISCAL YEAR   ($/SH)(2)     DATE    VALUE ($)(3)
          ----           -------------- ------------ ----------- ---------- ------------
J.B. Wigdale............     30,000         3.8%       $31.875    12/12/06    $246,030
D.J. Kuester............     26,000         3.3         31.875    12/12/06     213,226
G.H. Gunnlaugsson.......     18,000         2.3         31.875    12/12/06     147,618
P.M. Platten, III.......        --          --             --          --          --
J.L. Delgadillo.........      8,000         1.0         31.875    12/12/06      65,608

--------
(1) Options generally become exercisable based on the following schedule: 50% after 12 months from the date of grant, an additional 25% after 18 months from the date of grant and the remaining 25% after 24 months from the date of grant; provided that the options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary on the date of grant receive options which vest fully in six months.
(2) All options have an exercise price equal to 100% of the fair market of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.
(3) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a six year expected period of time to exercise; a risk-free rate of return of 6.30%; an expected dividend yield of 2.25%; and a volatility factor of 19.30%.

  The following table provides information on options exercised during 1996, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                                                 OPTIONS/SARS AT FY-END(#)      AT FY-END($)(1)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON    VALUE
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
J.B. Wigdale............   30,000     $555,390     326,000      45,000      6,060,828     209,062
D.J. Kuester............   30,000      549,990     271,000      39,000      5,055,448     181,187
G.H. Gunnlaugsson.......   30,000      531,690     178,000      27,000      3,188,203     125,438
P.M. Platten, III.......        0            0     100,000           0      1,287,500           0
J.L. Delgadillo.........        0            0      27,000      12,000        395,253      55,750

--------
(1)For valuation purposes, a December 31, 1996 market price of $34.625 was used.

  The following table provides information on long-term incentive plan awards to the named executive officers with respect to 1996. Awards with respect to 1997 have not been included.

             LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                               NUMBER OF SHARES,    PERFORMANCE OR OTHER PERIOD
             NAME            UNITS OR OTHER RIGHTS UNTIL MATURATION OR PAYOUT(1)
             ----            --------------------- -----------------------------
   J.B. Wigdale.............        15,000                    3 Years
   D.J. Kuester.............        13,000                    3 Years
   G.H. Gunnlaugsson........         9,000                    3 Years
   P.M. Platten, III........             0                        --
   J.L. Delgadillo..........         4,000                    3 Years

--------
(1) The initial performance period is the three years commencing on January 1, 1996 and ending on December 31, 1998. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). The value of the award at the end of the three-year period is dependent on the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods, 50 Bank Index in accordance with the following table:

                                                           % OF INITIAL AWARD
                        KBW 50 INDEX                    AND ACCUMULATED DIVIDEND
                       PERCENTILE RANK                        UNITS EARNED
                       ---------------                  ------------------------
      95th Percentile and above........................           275%
      90th Percentile..................................           225%
      75th Percentile..................................           185%
      50th Percentile..................................           100%
      25th Percentile..................................            25%
      Below 25th Percentile............................             0%

  If the total return on the Common Stock falls between two categories (for example, between the 50th and 75th percentiles), the percentage earned will be determined by linear interpolation (in this example, between 100% and 185%).

                               RETIREMENT PLANS

  The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides five of the executive officers of M&I with a monthly supplemental retirement benefit. The original purpose of the Nonqualified Plan was to provide a benefit such that the sum of benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan would equal 60% of each participant's average salary and bonus for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The monthly benefits are $24,167, $23,167 and $14,958 for Messrs. Wigdale, Kuester and Gunnlaugsson, respectively, and a total of $8,459 for two other executive officers. The benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan. In the event of a Change in Control of the Company (as defined in the Nonqualified Plan), each participant will receive the full monthly benefit set forth above regardless of his age when the Change in Control occurs and whether he remains in the employ of M&I until age 55. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change in Control regardless of his age at that point.

  In December of 1996, the Board adopted the Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") which provides selected key employees of M&I, including Messrs. Wigdale, Kuester, Gunnlaugsson and Delgadillo, with the ability to defer up to 80% of base salary and 100% of bonus. The Deferred Compensation Plan is effective for compensation earned in 1997 and thereafter. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody's A Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. Amounts deferred are distributable upon termination of employment at the election of the participant. Choices range from a lump sum distribution on termination of employment to a pay-out over 15 years if a participant's employment terminates on or after age 55, other than because of death or disability, with at least ten years of service. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company is the trustee (the "Trust").

  M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's Retirement Growth Plan, including all of the executive officers named in the Summary Compensation Table. The amount, which would have been allocated to such participant's account absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth Plan. This account was credited with interest at a rate of 6% per annum until September 1, 1995, at which point the rate was adjusted by the Executive Compensation Committee to the greater of 6% or the percentage rate of return earned by the Max Cap Fund of the M&I Retirement Growth Plan. Starting on January 1, 1997, participants have the same investment and pay-out elections as provided in the Deferred Compensation Plan, described above, and amounts credited under the SERP will be held in the Trust.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

  In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with Messrs. Wigdale, Kuester, Gunnlaugsson, Platten and Delgadillo, five additional executive officers and 22 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with Messrs. Wigdale,

Kuester, Gunnlaugsson, and Platten each have a term of three years, and the Employment Agreement with Mr. Delgadillo has a term of two years. The Employment Agreements with the other Executives have terms of two or three years.

  The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for a two- or three-year employment term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

  The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

  The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax upon the gross-up payment, shall be equal to the payments then due.

  Upon consummation of the merger of Valley Bancorporation ("Valley") into M&I on May 31, 1994, M&I became the successor to certain continuing obligations of Valley to Mr. Platten arising from the settlement of his employment contract with Valley. In 1996, Mr. Platten received $16,984 as the cash equivalent of certain benefits and perquisites he would have received under his employment contract with Valley. On March 1, 1997, Mr. Platten received his final payment for these items in the amount of $4,246. In addition, pursuant to the settlement of Mr. Platten's employment agreement with Valley, beginning on July 1, 1997 he will receive an enhanced supplemental pension benefit for the remainder of his life in the amount of $17,903 per month until age 65 and $8,259 per month thereafter. If Mr. Platten's wife survives him, she will receive 50% of such benefits for the remainder of her life. In addition, to the extent any of the foregoing benefits are subject to excise taxes under
Section 4999 of the Code, Mr. Platten will receive a gross-up payment such that he will be in the same after-tax economic position as if no excise tax were imposed. Mr. Platten is also eligible to receive retirement benefits under the Valley Pension Plan and the Valley Excess Benefits Plan.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

  Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director.

Amounts deferred are credited with an earnings factor based on the Director's allocation among 13-week U.S. Treasury Bills or the Common Stock. Deferred amounts are payable in not less than 36 nor more than 180 monthly installments, as elected by the participating Director, unless the Board elects to distribute amounts over a shorter period. Messrs. Boldt, Bolduc, Chait, Meyer, Orr and Zuehlke elected to defer compensation under the plan during 1996. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries.

  Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of each Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Each option granted to a Participant provides that the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, that such options will not be exercisable more than 10 years after the date of grant, and that such options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

  Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which was amended in 1992 (the "Consulting/Retirement Agreement"). The Consulting/Retirement Agreement went into effect in January 1993 and provides for Mr. Puelicher to serve as a consultant to M&I for five years. As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. Mr. Puelicher also receives a supplemental retirement benefit of $58,333 per month under his Supplemental Retirement Plan dated December 10, 1992. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I will also reimburse Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and will provide him with secretarial services and office space. Mr. Puelicher will continue to participate in M&I's group health insurance (or equivalent plan) while receiving retirement benefits under the Consulting/Retirement Agreement. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

  In connection with the merger with Valley on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL POLICY

  The Compensation Committee determines the compensation of the Company's executive officers and submits such determination to the Board of Directors for ratification. The Compensation Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the future financial success of the Company. In this respect, the Committee seeks to reward leadership, innovation, and entrepreneurship. The Committee generally has not mechanically applied any specific goals or criteria in making its decisions, and such decisions have been based in large part on the Committee's subjective assessment of the executive's performance. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee reviews the compensation plans for executives from time to time in order to determine whether such plans are consistent with the Company's objectives and financial performance.

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1996 COMPENSATION

 Overview

  With regard to 1996 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall performance of each executive officer, the information provided by the Company's professional compensation consultants, other internally prepared peer group analyses and various other information which the Compensation Committee deemed relevant in the case of any particular individual. The externally and internally prepared peer group analyses provided the Committee with information on the market relationship of compensation paid to the Company's executive officers. The analyses included information on the companies in the Keefe, Bruyette & Woods 50 Bank Index which is the same peer group used in the performance graph. The Committee reviewed this information for comparison purposes, taking into account the Company's size and performance relative to the companies in the peer group. The Committee did not, however, set the compensation for the Company's executive officers at a specific level as compared to the peer group. The Committee's compensation determinations generally reflect competitive factors and performance. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders' equity and return on average assets).

  The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance, with no specific criteria applied to any one component of compensation such as salary or bonus.

 Base Salary and Bonus

  In determining total cash compensation (salary and bonus), the Committee takes a long-term view of both the executive's job performance and the Company's financial performance. The Committee believes it was appropriate in 1996 to increase total cash compensation and to make long-term incentive awards (stock options and LTIP units) to the Company's senior executive officers. The Committee believes the size of the increases (for cash compensation) and the amount of the awards (for long-term incentives) were commensurate with the Committee's overall evaluation of the senior executives' performance both for 1996 and on a long-term basis. Such increases and awards were based on all the factors, both objective and subjective, considered by the Committee and generally no one specific criteria was applied to determine the size or amount thereof.

  A portion of Mr. Platten's compensation for 1996 was approved in connection with the Company's merger with Valley Bancorporation, and the remainder reflects the change in Mr. Platten's duties which occurred during 1996. In 1996, Mr. Platten advised the Company of his intention to retire effective May 31, 1997. He also requested his current duties be reduced effective June 1, 1996 in order to devote a portion of his time to other business and personal interests. His compensation was adjusted accordingly for that portion of the year.

 Long-Term Incentive Compensation

  The Committee made awards in 1996 under the 1993 Executive Stock Option Plan ("Stock Option Plan") and the 1994 Long-Term Incentive Plan ("LTIP"). The purpose of these awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. In arriving at 1996 award levels, the Committee gave consideration to the officer's relative position, responsibilities and performance. Each executive who received an award received two stock options for each performance unit granted. In determining the size of the awards, the Committee considered information provided by professional compensation consultants on stock option and long-term incentive plan awards by companies in a representative peer group (which group is not identical to the Keefe, Bruyette & Woods 50 Bank Index). However, the Committee did not base the size of the awards at any specific level in comparison to the peer group, nor did the Committee base the awards on any specific element of the Company's performance.

 Chief Executive Officer Compensation

  In determining Mr. Wigdale's compensation, the Committee's review concentrated on the Company's current and prior year's financial performance, and the prevailing market rates of compensation for his position. The Company's net income for 1996 was $212,982,000, representing a 10.18% increase over 1995, and fully-diluted earnings per share increased 11.58%, to $2.12. The 1996 return on average assets was 1.56% and the return on average equity was 16.63%, compared to 1.52% and 16.41% respectively for 1995. The 1996 financial information excludes the charges associated with the write-off of research and development costs in connection with the acquisition of EastPoint Technology, Inc., and the special SAIF deposit assessments.

  Various market data was analyzed by the Committee in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

THE COMPENSATION COMMITTEE:

     Mr. Jacobs, Chairman    Mr. Kellner    Mr. O'Hare    Mr. Wright

                               PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the Keefe, Bruyette, & Woods, 50 Bank Index.


                            CUMULATIVE TOTAL RETURN
                            -----------------------

                 ASSUMES DIVIDENDS & CAPITAL GAINS REINVESTED

                             [GRAPH APPEARS HERE]

Measurement Period                             S&P
(Fiscal Year Covered)           M&I         500 INDEX       KBW
-------------------          ----------     ---------    ----------
Measurement Pt-
12/31/91                     $100           $100         $100
FYE 12/31/92                 $118           $108         $127
FYE 12/31/93                 $135           $118         $134
FYE 12/31/94                 $112           $120         $128
FYE 12/31/95                 $157           $165         $204
FYE 12/31/96                 $215           $203         $289

             1997 EXECUTIVE STOCK OPTION AND RESTRICTED STOCK PLAN

  The complete text of the 1997 Executive Stock Option and Restricted Stock Plan is set forth in Appendix A. The following summary of the material features of the 1997 Executive Stock Option and Restricted Stock Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1997 STOCK OPTION PLAN.

  The Board of Directors adopted the 1997 Executive Stock Option and Restricted Stock Plan (the "1997 Stock Option Plan") to provide officers and other key employees of the Company and its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of Common Stock subject to the 1997 Stock Option Plan is 5,000,000 shares, of which a maximum of 1,000,000 may be granted as incentive stock options. In addition, no one person may receive options over more than 1,000,000 shares during the term of the 1997 Stock Option Plan.

  The 1997 Stock Option Plan permits the Company to grant non-qualified stock options ("Non-qualified Options"), incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and restricted shares of Common Stock ("Restricted Shares") to officers and other key employees of the Company (individually, an "Award" and collectively, "Awards"). The holder of an Award is referred to herein as a "Participant." No Award may be granted under the 1997 Stock Option Plan after February 12, 2007.

  In the event of any changes in the capital structure of the Company, the Compensation Committee must make equitable adjustments to outstanding Awards so that the net value of the Award is not changed. Any unvested Awards will vest upon the occurrence of a Change in Control of the Company (as defined in the 1997 Stock Option Plan).

  The 1997 Stock Option Plan is intended to qualify for favorable treatment under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to Rule 16b-3 and is designed to qualify for treatment as "performance-based compensation" under Section 162(m) of the Code ("Section 162(m)") as regards the options. The 1997 Stock Option Plan will be administered by the Compensation Committee, which is comprised of at least two directors, all of whom are "disinterested" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m).

  The exercise price for Non-qualified Options granted under the 1997 Stock Option Plan may be no less than 100% of the fair market value of the Common Stock on the date of grant of the option. The exercise price for ISOs granted under the 1997 Stock Option Plan may be no less than 100% of the fair market value of the Common Stock on the date of grant (or 110% in the case of ISOs granted to Participants owning more than 10% of the Common Stock). Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Compensation Committee. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock).

  Restricted Shares may also be granted under the 1997 Stock Option Plan. An award of Restricted Shares involves the immediate transfer by the Company to a Participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services and such other consideration as the Compensation Committee may designate. Restricted Shares must be subject to a "substantial risk of forfeiture" for a period to be determined by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue.

  In the event of termination of employment other than as a result of death, disability or Retirement (as defined in the 1997 Stock Option Plan), a Participant will generally have 90 days after termination to exercise options which were vested on the date of termination. The Compensation Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability or Retirement. Restricted Shares are generally forfeited upon termination of employment for any reason.

  Counsel for the Company has advised that the federal income tax consequences of Non-qualified Options, ISOs and Restricted Shares granted under the 1997 Stock Option Plan are generally as follows:

  Non-qualified Options. The grant of a Non-qualified Option will have no federal income tax consequences to the Company or to a Participant. A Participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount.

  The holder of shares acquired upon exercise of a Non-qualified Option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

  ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a Participant. The amount by which the fair market value of the shares acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, however, is an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If a Participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the Participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise.

  If, however, the Participant disposes of his or her shares within the holding periods described above, (i) the Participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the Participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the Participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

  Restricted Shares. The grant of Restricted Shares is not a taxable event to a Participant, absent an election under Section 83(b) of the Code. If no election is made, the Participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse. If the Participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the Restricted Shares equal to their fair market value at the date of grant less any amount paid by the Participant for the shares, determined without regard to the restrictions imposed thereon. If the Restricted Shares are subsequently forfeited after a
Section 83(b) election and before the restrictions lapse, the Participant is not entitled to claim the loss for income tax purposes.

  The Company or a subsidiary will be entitled to a deduction for income tax purposes when the Participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will equal the amount of ordinary income recognized by the Participant.

                 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

  The complete text of the Annual Executive Incentive Compensation Plan is set forth in Appendix B. The following summary of the material features of the Annual Executive Incentive Compensation Plan does not purport to be complete and is qualified in its entirety by reference to Appendix B.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN.

  The Board of Directors has approved the Annual Executive Incentive Compensation Plan (the "Incentive Plan") for 1997 and subsequent years unless and until terminated by the Compensation Committee. The Incentive Plan will replace the Company's prior approach for determining the annual incentives (bonuses) of the Company's Chairman, President and Chief Financial Officer and any other officers who may be designated as eligible to participate in the Incentive Plan. The Incentive Plan rewards eligible senior executives with an incentive award if the performance goals set by the Compensation Committee pursuant to the terms of the Incentive Plan are met. The Incentive Plan, as adopted, is subject to approval by the Company's shareholders and will only take effect if such approval is obtained. The Incentive Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

  The Incentive Plan is an annual incentive plan in which the Company's Chairman, President and Chief Financial Officer will participate. Other participants may be designated by senior management, for whom the incentive percentages may be set at or below the percentages for the three executive officers who are indicated above. The Incentive Plan establishes a correlation between the annual incentives awarded to the participants and the Company's financial performance. Each year, the Compensation Committee will fix, during the first ninety days of a Performance Year, the performance criteria and goals to be achieved before any award will be payable. The performance criteria among which the Compensation Committee may select are Earnings per Share, Earnings, Return on Average Equity or Return on Average Assets, to be used singularly or in combination, as the Compensation Committee determines, to measure the performance of the Company. The performance criteria and the percentage of base salary awarded for achieving the goals set by the Compensation Committee may vary from year to year.

  If and to the extent the performance criteria set by the Compensation Committee are achieved, all or a portion of the award will be paid, based on a percentage of each participant's base salary earned for the performance period. For example, if the targeted performance level is achieved for 1997, the Chairman will receive an award of 65% of base salary. If the performance achieved for 1997 is less than threshold, the Chairman will not receive an award. If the maximum performance level is achieved, the Chairman will receive an award equal to 110% of base salary. If the performance falls between the performance goals established by the Compensation Committee, the Incentive Plan provides that the award will be determined by interpolation. In succeeding Performance Years, the awards may be larger or smaller depending upon a variety of factors, such as the extent to which performance targets are attained, the base salary for that Performance Year, and the individual award percentages, but in no event will a participant receive an award in any year that exceeds $1,000,000. The Compensation Committee retains full discretion to reduce or eliminate any award which may be earned by a participant under the Incentive Plan. Any amounts to be received by participants under the Incentive Plan are not yet determinable.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  The 1998 Annual Meeting of Shareholders is scheduled for April 28, 1998. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1998 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 1998 Annual Meeting of Shareholders must be submitted to the Company not later than January 22, 1998. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1998 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 7, 1997. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

  No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1996 all filing requirements were complied with, except that the following officers and/or directors of the Company filed one report late in connection with two transactions involving stock option grants that were not yet exercisable: J.B. Wigdale, G.H. Gunnlaugsson, M.A. Hatfield, D.J. Kuester (one transaction), J.L. Delgadillo, D.R. Jones, P.R. Justiliano, D.W. Layden, Jr., G.D. Strelow and J.L. Roberts.

                                 OTHER MATTERS

  Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield,
                                          Senior Vice President and Secretary

                                                                     APPENDIX A

                         MARSHALL & ILSLEY CORPORATION

             1997 EXECUTIVE STOCK OPTION AND RESTRICTED STOCK PLAN

  1. Objectives. The Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan is designed to attract and retain certain selected officers and key employees whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

  2. Definitions.

    (a) "Award" shall mean the grant of any form of stock option or stock award to a Plan Participant pursuant to such terms, conditions and limitations as the Board or Committee may establish in order to fulfill the objectives of the Plan.

    (b) "Award Agreement" shall mean an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

    (c) "Board" shall mean the Board of Directors of Marshall & Ilsley Corporation.

    (d) "Cause" shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which, in the reasonable judgment of the Committee, are detrimental to the business of the Company.

    (e) "Change in Control" shall mean any of the following: (a) the commencement by any person or group of persons, other than the Company, of a tender or exchange offer for twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company; (b) the acceptance by the Board of Directors of the Company of, or the public recommendation by the Board that the stockholders of the Company accept, an offer from any person or group of persons, other than the Company or a Subsidiary, to acquire twenty-five percent (25%) or more of either the outstanding shares of the common stock of the Company or the consolidated assets of the Company; (c) the acquisition, by any person or group of persons, of the beneficial ownership or the right to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company (the term "group" and "beneficial ownership" as used in this paragraph having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or (d) the Company (or any subsidiary or subsidiaries in the aggregate representing at least 25% of the consolidated assets of the Company), shall have entered into an agreement with any person, or any person shall have filed a draft or final application or notice with the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency or any other federal or state regulatory agency for approval, to (i) merge or consolidate with, or enter into any similar transaction with, the Company or such subsidiary, in which the Company or subsidiary is not the survivor
  (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or such subsidiary or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) or otherwise hold or own, securities representing twenty-five percent (25%) or more of the voting power of the Company or such subsidiary.

    (f) "Common Stock" or "stock" shall mean the authorized and issued or unissued $1.00 par value common stock of the Company.

    (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (h) "Committee" shall mean the Executive Compensation Committee of the Board of Directors of Marshall & Ilsley Corporation. The Committee shall be comprised of at least two non-employee directors all of whom are "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Code.

    (i) "Company" shall mean Marshall & Ilsley Corporation and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Marshall & Ilsley Corporation has a significant equity interest, as determined in the sole discretion of the Committee.

    (j) "Fair Market Value" shall mean the closing sale price of Common Stock on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal for the date of grant provided that, if no sales of Common Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

    (k) "Participant" shall mean an employee of the Company to whom an Award has been made under the Plan.

    (l) "Plan" shall mean the Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan.

    (m) "Retirement" shall mean the termination of a Participant's employment on or after age 65.

  3. Eligibility. Employees of the Company eligible for an Award under the Plan are those who hold positions of responsibility and whose performance, in the judgment of the Board, the Committee or the management of the Company, can have a significant effect on the success of the Company.

  4. Common Stock Available for Awards. The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 5,000,000, subject to adjustment as provided in Section 14 hereof, provided that not more than 1,000,000 shares may be subject to incentive stock options. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited, terminated or expire unexercised, shall immediately become available for Awards. No employee shall be eligible to receive Awards aggregating more than 1,000,000 shares of Common Stock reserved under the Plan during the term of the Plan, subject to adjustment as provided in Section 14 hereof.

  5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which employees are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

  6. Delegation of Authority. The Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish.

  7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. The type of Awards available under the Plan are those listed in this Section 7. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable.

    (a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of a nonqualified stock option or an incentive stock option ("ISO"). An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common

  Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

    (b) Restricted Stock Award. An Award of stock for such consideration as the Committee may specify may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

  8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in stock or units of stock.

  9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

  10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

  11. Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may terminate the Plan or make such modifications or amendments thereto as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board may not, unless otherwise permitted under applicable law, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Section 162(m) of the Code, or any successor provision or other regulatory requirements. No such termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

  12. Termination of Employment. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

    (a) Retirement. When a Participant's employment terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and the exercisability and vesting of any Award may be accelerated.

    (b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

    (c) Death or Disability of a Participant.

      (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

      (ii) In the event a Participant is deemed by the Company to be disabled within the meaning of Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

      (iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

      (iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee's determinations shall be binding and conclusive.

    (d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment at any time.

  13. Nonassignability. Except as provided in subsection (c) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue and spouses of his issue.

  14. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock
(i) reserved under the Plan, (ii) available for ISOs, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of

Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

  15. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

  16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

  17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed accordingly.

  18. Effective and Termination Dates. The effective date of the Plan is February 13, 1997. The Plan shall terminate on February 12, 2007 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

  19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

                                                                     APPENDIX B

                         MARSHALL & ILSLEY CORPORATION

                 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

  1. Purpose. The Executive Compensation Committee (the "Committee") adopted on February 13, 1997 this Annual Executive Incentive Compensation Plan (the "Plan"). The Plan is intended to establish a correlation between the annual incentives awarded to the participants and the Corporation's financial performance, thereby rewarding the participants with an incentive award if the performance goals, as fixed by the Committee pursuant to the terms of the Plan, are met. Subject to approval by the Marshall & Ilsley Corporation (the "Corporation") shareholders, the Plan will be applicable to 1997 and subsequent years unless and until terminated by the Committee. If shareholder approval is not obtained, the Plan will not take effect. The Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received pursuant to the Plan will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

  2. Definitions. As used in the Plan, the following terms have the meanings indicated:

    (a) "Award Table" means a table similar in type to Exhibit A, with changes necessary to adapt to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the incentive award for the Performance Year.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (d) "Committee" means the Executive Compensation Committee of the Board.

    (e) "Company" means Marshall & Ilsley Corporation and its subsidiaries including subsidiaries of subsidiaries and partnerships and other ventures in which Marshall & Ilsley Corporation has a significant equity interest, as determined in the sole discretion of the Committee.

    (f) "Disability" means a condition that entitles the Participant to disability payments under the terms of the Company's long-term disability plan.

    (g) "Earnings" means the after-tax consolidated net income of the Company computed in accordance with generally accepted accounting principles and adjusted to eliminate the following if the impact on net income is material: (i) gain or loss attributable to the disposition of investment in subsidiaries, and (ii) extraordinary and nonrecurring items of income or loss.

    (h) "Earnings per Share" means the portion of the Company's Earnings allocable to each outstanding share of common stock during the accounting period, based on the average number of shares outstanding, computed on a fully-diluted basis in accordance with generally accepted accounting principles.

    (i) "Participant" means any employee of the Company designated to participate in the Plan.

    (j) "Performance Goal" means one or more of Earnings Per Share, Earnings, Return on Average Equity, or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Year.

    (k) "Performance Year" means the Company's fiscal year. The initial Performance Year is 1997.

    (l) "Plan" means the Marshall & Ilsley Corporation Annual Executive Incentive Compensation Plan.

    (m) "Retirement" or "Retires" means the termination of employment of a Participant on or after attaining age 65, or due to early retirement with the consent of the Committee.

    (n) "Return on Average Assets" or "ROAA" means Earnings for the accounting period divided by total average assets.

    (o) "Return on Average Equity or "ROAE" means Earnings for the accounting period divided by total average equity.

    (p) "Salary" means base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the Corporation's shareholders in the annual Proxy Statement.

  3. Participation. Participation in the Plan shall be limited to the Chief Executive Officer, the President, the Chief Financial Officer and any other Participants designated by senior management. A person who becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata award pursuant to Section 4, based on the number of full months remaining in the Performance Year after he or she becomes a Participant.

  4. Determination of Awards.

    (a) Before April 1, 1997, and thereafter, during the first ninety days of each succeeding Performance Year, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant's Salary for the Performance Year, if and to the extent the Performance Goal is achieved. If the performance falls between the Performance Goals set forth in the Award Table, the amount of the award will be determined by interpolation. Once fixed, the Performance Goals and targets for a Performance Year may not be modified.

    (b) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

    (c) Even though the Performance Goals have been met, (i) no award to a Participant with respect to a Performance Year shall exceed $1,000,000, and
  (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

  5. Payment of Awards.

    (a) If the Committee has made the certification required pursuant to
  Section 4(b), subject to Section 4(c), awards shall be payable not later than 60 days following the last day of the Performance Year for which they are computed. Notwithstanding the foregoing, a Participant may defer receipt of an award by filing a timely election pursuant to the Company's 1997 Executive Deferred Compensation Plan. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

    (b) A Participant shall receive no award for a year if the Participant's employment with the Company terminates prior to the last day of the Performance Year for any reason other than death, Disability, Retirement, or a Change in Control as defined in the Company's 1997 Executive Stock Option and Restricted Stock Plan. A Participant who terminates employment for one of the reasons described in the preceding sentence shall be eligible to receive a pro rata award, if an award is otherwise payable pursuant to Section 4, based on the number of full months elapsed in the Performance Year ending with the date the event occurred. A Participant shall not forfeit an award if the participant's employment terminates after the end of the applicable Performance Year, but prior to the distribution of the award for such year.

    (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

  6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

  7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

  8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

  9. Amendment and Termination. The Committee may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Corporation.

  10. Interpretation. If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be void and of no effect.

                                                                      EXHIBIT A

                                  AWARD TABLE

                            PERFORMANCE YEAR 19

                                    A<------(-)--------B--------(+)------>C

                             THRESHOLD          TARGET            MAXIMUM
                         PERFORMANCE LEVEL PERFORMANCE LEVEL PERFORMANCE LEVEL
                          SPECIFIED:        SPECIFIED:        SPECIFIED:
TITLE                       % OF SALARY       % OF SALARY       % OF SALARY
-----                    ----------------- ----------------- -----------------
Chairman................         -- %              -- %              -- %
President...............         -- %              -- %              -- %
Chief Financial Offi-
 cer....................         -- %              -- %              -- %

  During the first 90 days of each Performance Year, the Committee shall set the Performance Goals using the following process.

                               AWARD DERIVATIONS

1. Specify performance criteria to be used as the Performance Goals for the Performance Year (i.e., one or more of Earnings per Share, Earnings, Return on Average Equity or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Year).

2. Fix the target Performance Goal and percentage of salary. (B)

3. Fix the threshold Performance Goal below which no award is payable and percentage of salary. (A)

4. Fix maximum Performance Goal which results in maximum permitted award and percentage of salary. (C)

5. If the result achieved for the Performance Year is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by interpolating, as provided in the Plan, between A and B and B and C, as the case may be with C being the maximum.

                                                            THIS IS YOUR PROXY.
[LOGO OF MARSHALL & ILSLEY CORPORATION]                 YOUR VOTE IS IMPORTANT.


                        COMPANY HIGHLIGHTS DURING 1996

 . Income before special charges for the twelve months ended December 31, 1996 was $213.0 million, versus $193.3 million last year. Fully-diluted earnings per share were $2.12, versus $1.90 for the twelve months ended December 31, 1995. Primary earning per share were $2.16, compared to $1.96 a year ago.

 . The $9.7 million of special charges, after taxes, consisted of the write-off of $7.9 million of research and development costs associated with the acquisition of EastPoint Technology, Inc., and $1.8 million in special SAIF deposit assessments. Both charges were recorded in the third quarter.

 . M&I Data Services entered into an exciting new market with the acquisition of EastPoint Technology, Inc., a New Hampshire-based software development company. This strategic acquisition positions M&I in the turnkey in-client-server area. The combination of M&I Data Services' experience and reputation and EastPoint's leading edge development technology form a strong strategic alliance.

 . Learn more about M&I's products and services through the company's Internet address at: "http://www.micorp.com."



                                  DETACH HERE                               MAIF

[X] Please mark
    votes as in
    this example.

Please mark boxes in blue or black ink.
1.  Election of Class I Directors
Class I (with terms expiring April 2000):
Richard A. Abdoo, Wendell F. Bueche, G.H. Gunnlaugsson, Jack F.
Kellner, P.M. Platten, III, J.B. Wigdale and James O. Wright.

                            FOR         WITHHELD
                            [_]           [_]

[_] ______________________________________
    For all nominees except as noted above

                                        FOR         AGAINST         ABSTAIN
2.  To approve the 1997 Executive       [_]           [_]             [_]
    Stock Option and Restricted Stock
    Plan.

3.  To approve the Annual Executive     [_]           [_]             [_]
    Incentive Compensation Plan.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                                MARK HERE
                               FOR ADDRESS [_]
                               CHANGE AND
                               NOTE AT LEFT

Please mark, sign, date and return this Proxy Card promptly using the envelop provided.

Please sign exactly as your name apprears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:_______________________Date:________ Signature:_______________________ Date:________


PROXY

MARSHALL & ILSLEY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley corporation held of record by the undersigned on February 28, 1997, at the 1997 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 22, 1997 or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all nominees for directors, "FOR" the approval of the 1997 Executive Stock Option and Restricted Stock Plan and "FOR" the approval of the Annual Executive Incentive Compensation Plan.


     (Continued and to be signed on the reverse side.)       SEE REVERSE
                                                                 SIDE